Exhibit 99.3

[FORM OF LETTER TO BROKERS AND OTHER NOMINEES]

RENT THE RUNWAY, INC.

TRANSFERABLE RIGHTS TO PURCHASE UP TO $15,000,000.00 IN SHARES OF

CLASS A COMMON STOCK,

REPRESENTING UP TO 4,225,352 SHARES OF CLASS A COMMON STOCK

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,
ON OCTOBER 14, 2026, SUBJECT TO EXTENSION.

September 30, 2026

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed by Rent the Runway, Inc., a Delaware corporation (the “Company”), to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution in a rights offering (the “Rights Offering”) to all holders of record (collectively, the “Record Holders”) of shares of the Company’s Class A common stock (the “Common Stock”), as of 5:00 p.m., New York City time, on September 25, 2026 (the “Record Date”), at no charge, of transferable subscription rights (the “Rights”) to purchase a pro rata share of an aggregate of $15,000,000.00 in shares of the Company’s Class A Common Stock (the “Shares”) at a subscription price of $3.55 per Share (the “Subscription Price”). As described in the Prospectus (as defined below), each Record Holder will receive one Right for each Share of Common Stock that such Record Holder owned as of 5:00 p.m., New York City time, on the Record Date. The Rights and Common Stock are described in the accompanying prospectus, dated September 30, 2026 (as the same may be amended, the “Prospectus”).

In the Rights Offering, up to an aggregate of $15,000,000.00 in Shares are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 14, 2026 (such time, the “Expiration Date”), subject to extension in the Company’s sole discretion. Rights not exercised prior to the Expiration Date will expire and have no value. The Rights are transferable, subject to the conditions described in the Prospectus.

Each Right allows the holder thereof to subscribe for approximately 0.1251 Shares (the “Basic Subscription Privilege”) at the Subscription Price. If a Record Holder fully exercises his Basic Subscription Privilege(s) and other Record Holders do not fully exercise their Basic Subscription Privilege(s), such holder may also exercise an over-subscription right (the “Over-Subscription Privilege”) to subscribe additional Shares that remain unsubscribed at the expiration of the Rights Offering (such Shares, the “Unsubscribed Shares”), subject to availability.

To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privilege(s), the available Shares will be prorated, after eliminating all fractional Shares, among those oversubscribing Rights holders. “Pro rata” means in proportion to the number of Shares that Rights holders have purchased by exercising their Basic Subscription Privilege. If there is a pro rata allocation of the Unsubscribed Shares and a Rights holder receives an allocation of a greater number of Shares than subscribed for under its Over-Subscription Privilege, such Rights holder will be allocated only the number of Shares for which such holder actually paid in connection with the Over-Subscription Privilege(s). The remaining Shares will be allocated among all other holders exercising their Over-Subscription Privilege(s) on the same pro rata basis described above.

Each Record Holder will be required to submit payment in full for all the Shares such holder wishes to buy with its Basic Subscription Privilege(s) and its Over-Subscription Privilege(s). Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Record Holder wishes to maximize the number of Shares he or she may purchase pursuant to such holder’s Over-Subscription Privilege(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Record Holder wishes to invest, assuming that no holder other than such Record Holder purchases any Shares pursuant to their Basic Subscription Privilege(s) and Over-Subscription Privilege(s).

All payments by a participating Rights holder must be in U.S. dollars only by wire transfer in immediately available funds to “Broadridge Corporate Issuer Solutions, LLC” with reference to the Rights holder’s name, or by certified bank or cashier’s check drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC”. The method of delivery of Rights Certificates (as defined below) and payment of the subscription price will be at the election and risk of the participating Rights holders, but if sent by mail it is recommended that such certificates and payments be sent by traceable or overnight mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date.

The Rights are evidenced by Rights Certificates (the “Rights Certificates”), which may be physical certificates but will more likely be electronic certificates issued through the facilities of The Depository Trust Company (“DTC”). The Rights evidenced by a Rights Certificate may be transferred as described, and subject to the conditions provided, in the Prospectus.

The Company is asking Record Holders who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock, as applicable, directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees, taxes or other expenses, other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed is a copy of the Prospectus.

Your prompt action is requested. If you are a broker, a trustee or a depositary for securities who holds shares of our Common Stock for the account of others on the Record Date, you should notify the respective beneficial owners of such shares of this offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Rights Certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of the Company’s Common Stock for the account of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct Record Holders of the Company’s Common Stock on the Record Date; provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your Rights offering materials. If you did not receive this form, you should contact the Subscription Agent, Broadridge Corporate Issuer Solutions, LLC, to request a copy.

To exercise the Rights, you should follow the procedures to submit any subscriptions through DTC’s PSOP Function on the “agents subscription over PTS” procedures, instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the Subscription Agent. DTC must receive the Rights Certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new Shares before 2:15 p.m., New York City time, on the Expiration Date, unless guaranteed delivery procedures are utilized with respect to delivery of your Rights Certificate. A Rights holder cannot revoke, change or cancel the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Information Agent. The Information Agent may be contacted by telephone (888-789-8409) or email (shareholder@broadridge.com). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Rent the Runway, Inc.